Exhibit 99.1

For More Information Contact:

Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Rekha Parthasarathy (714) 382-1319
ria.carlson@ingrammicro.com	rekha@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS FIRST QUARTER 2009 RESULTS

Balance sheet and gross margin remain solid
Cash balance reaches a record level

SANTA ANA, Calif., April 30, 2009 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2009 (ended April 4, 2009).

Worldwide sales for the quarter were $6.75 billion, a 21-percent decrease from $8.58 billion in the prior-year period.  The translation impact of the relatively weaker foreign currencies had an approximate eight-percentage-point negative effect on comparisons to the prior year.

Net income for the first quarter was $27.5 million, or $0.17 per diluted share, which includes costs of approximately $0.06 per diluted share related to expense-reduction programs in each region.  Net income was $64.1 million, or $0.37 per diluted share, in the prior-year period.

“While the soft macroeconomic environment continues to dampen sales, we are making excellent progress toward improving long-term profitability and re-shaping our business to help us emerge from the downturn stronger and more agile,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc.  “During the quarter, we deployed optimization plans in every region, which will generate significant business improvements in the coming months.  At the same time, we continue to invest in our future, improving our business mix and developing better systems that improve customer service, marketing and e-commerce.  For example, we recently announced agreements to acquire two distributors in the Asia-Pacific region that strengthen our capabilities in the enterprise and data-capture markets.  The economy is not preventing us from making small, yet strategically significant acquisitions in markets where it makes sense.  We’re carefully balancing the needs of today with actions to create a more prosperous future.”

2-2-2 Ingram Micro Reports First Quarter 2009 Results

Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales:

o	North American sales were $2.77 billion (41 percent of total revenues), a decrease of 16 percent versus the $3.29 billion posted a year ago.

o
EMEA sales were $2.27 billion (34 percent of total revenues), a decrease of 26 percent versus the $3.07 billion in the year-ago quarter.  The translation impact of the relatively weaker European currencies had an approximate 14-percentage-point negative effect on comparisons to the prior year.

o
Asia-Pacific sales were $1.38 billion (20 percent of total revenues), a decrease of 24 percent versus the $1.81 billion reported in the year-ago quarter.  The translation impact of the relatively weaker regional currencies had an approximate 12-percentage-point negative effect on comparisons to the prior year.

o
Latin American sales were $321 million (5 percent of total revenues), a decrease of 21 percent compared to the $407 million posted a year ago.  The translation impact of the relatively weaker regional currencies had an approximate 18-percentage-point negative effect on comparisons to the prior year.

Gross margin

Gross margin was 5.65 percent, essentially flat with the prior-year quarter.  Despite the economic environment, the company has maintained solid gross-margin levels through pricing discipline and a better mix of higher-margin business, including the company’s fee-for-service logistics business.

Operating expenses

Total operating expenses were $335.8 million or 4.98 percent of revenues, which includes $14.2 million (0.21 percent of revenues) in severance and other costs associated with the company’s expense-reduction programs.  In the year-ago quarter, operating expenses were $386.2 million or 4.50 percent of revenues.  The $50.5 million year-over-year decline in operating expenses is mostly due to the translation effect of weaker foreign currencies, the net benefit of the company’s expense-reduction efforts and lower stock-based incentive compensation.  The increase in expenses as a percentage of revenues is primarily attributable to the lag in aligning expenses with the continued decline in sales.

3-3-3 Ingram Micro Reports First Quarter 2009 Results

Operating income

Worldwide operating income was $45.2 million or 0.67 percent of revenues, which includes $14.2 million (0.21 percent of revenues) in expense-reduction program costs, as noted above.  In the prior-year quarter, operating income was $99.3 million or 1.16 percent of revenues.

o
North America operating income was $12.8 million or 0.46 percent of revenues, which included $6.2 million (0.22 percent of revenues) in expense-reduction program costs. In the year-ago quarter, operating income was $40.6 million or 1.23 percent of revenues.  The softer demand environment is the primary driver of the lower operating margin, as the impact of the expense reduction actions taken to date will have a larger impact in future quarters.

o
EMEA operating income was $15.1 million or 0.67 percent of revenues, which includes $6.1 million (0.27 percent of revenues) in expense-reduction program costs.  In the year ago quarter, operating income was $26.8 million or 0.87 percent of revenues.  The region has improved profitability compared to recent quarters through continued cost reduction actions, pricing discipline and adjustments to its mix of business.

o
Asia-Pacific operating income was $13.8 million, or 1.00 percent of revenues, which includes $1.7 million (0.13 percent of revenues) in expense-reduction program costs, compared to operating income of $32.5 million or 1.79 percent of revenues in the year-ago quarter.  The year-over-year decline is a reflection of the overall weakness in the Asia-Pacific market in the current year.

o
Latin America operating income was $5.1 million, or 1.57 percent of revenues, which includes $0.2 million (0.06 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $7.8 million or 1.92 percent of revenues.

o
Stock-based compensation expense, which amounted to $1.5 million in the current quarter and $8.4 million in the prior year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.  The year-over-year decrease in stock-based compensation is due to a reduction in costs of long-term incentive-based compensation programs tied to performance-based restricted stock units.

▪	Other income and expense for the quarter was $7.6 million versus $12.7 million in the year-ago period, primarily driven by lower debt levels and declining average interest rates.

▪	The effective tax rate for the quarter was 27 percent, compared to an effective tax rate of 26 percent in the year-ago quarter.

▪	Total depreciation and amortization was $15.8 million.

▪	Capital expenditures were approximately $21.2 million.

4-4-4 Ingram Micro Reports First Quarter 2009 Results

Balance Sheet

▪	The balance of cash and cash equivalents at the end of the quarter was slightly more than $1 billion, an increase of $260 million over the year-end balance.

▪	Total debt was $345 million, a decrease of $134 million from year-end. Debt-to-capitalization was 11 percent versus 15 percent at the end of 2008.

▪	Inventory was $1.95 billion or 28 days on hand compared to $2.31 billion or 28 days on hand at the end of the year.

▪	Working capital days were 22, flat when compared to year-end 2008, and an improvement of four days over the first quarter of the prior year.

“I’m pleased with our strong management of working capital, despite the recession,” said William D. Humes, executive vice president and chief financial officer.  “Maintaining our cash-conversion cycle at these levels in an environment of declining sales volumes has helped drive our cash balance to a record high.  This gives us greater flexibility in the current credit environment while allowing us to seek out attractive investments for our future.  We’ve also been able to maintain a strong and stable gross margin in this economic environment, a result of good pricing discipline and a better mix of higher-margin products and services.  And, we’ve made good progress on our expense-reduction programs, with additional benefits expected throughout the year.”

Outlook

“With the recession now affecting all regions, we do not expect a pick-up in sales for several more months, perhaps for the remainder of the year,” said Spierkel.  “However, we don’t feel the market getting worse at this stage and expect second-quarter sales to follow a historical seasonal pattern.  We expect year-over-year sales comparisons to be negatively affected by the translation impact of relatively weaker foreign currencies as well as the timing of the Easter holidays, which occurred in the first quarter in 2008 and in the second quarter this year.  We should see additional benefits of our expense-reduction programs.  The results of last year’s program are now fully realized, generating annualized benefits of more than $20 million.  We’re beginning to gain traction with the program that we announced during the first quarter of this year, which generated some savings during the first quarter and is expected to have a greater impact in the second quarter and thereafter, reaching its annualized run-rate of $100 million to $120 million by the end of the year.  Total costs of this program are expected to range from $45 million to $65 million, with the majority of the remaining costs incurred by the end of the third quarter.  I’m confident that the actions we’re taking today will make us stronger and more profitable when demand returns.”

5-5-5 Ingram Micro Reports First Quarter 2009 Results

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET.  To listen to the conference call Web cast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of the SEC inquiry we have received as well as other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition.

6-6-6 Ingram Micro Reports First Quarter 2009 Results

However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended January 3, 2009; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves approximately 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2009 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 4,	January 3,
	2009	2009

ASSETS
Current assets:
Cash	$1,023,760	$763,495
Trade accounts receivable, net	2,727,348	3,179,455
Inventory	1,948,906	2,306,617
Other current assets	394,155	425,270

Total current assets	6,094,169	6,674,837

Property and equipment, net	208,974	202,142
Other assets	218,606	206,494

Total assets	$6,521,749	$7,083,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,024,717	$3,427,362
Accrued expenses	442,036	485,573
Current maturities of long-term debt	89,507	121,724

Total current liabilities	3,556,260	4,034,659

Long-term debt, less current maturities	255,348	356,664
Other liabilities	53,431	36,305

Total liabilities	3,865,039	4,427,628

Stockholders' equity	2,656,710	2,655,845

Total liabilities and stockholders' equity	$6,521,749	$7,083,473

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 4, 2009		March 29, 2008

Net sales	$6,745,084		$8,577,318

Cost of sales	6,364,080		8,091,810
Gross profit	381,004		485,508

Operating expenses:
Selling, general and administrative	321,972	(a)	386,224
Reorganization costs	13,786	(a)	-
	335,758		386,224

Income from operations	45,246		99,284

Interest and other	7,621		12,724

Income before income taxes	37,625		86,560

Provision for income taxes	10,159		22,505

Net income	$27,466		$64,055

Diluted earnings per share:
Net income	$0.17		$0.37

Diluted weighted average
shares outstanding	162,537,718		174,405,002

(a) See related footnote on reorganization and other program costs on the following schedule of supplementary information for the thirteen weeks ended April 4, 2009.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended April 4, 2009
		Operating		Operating
	Net Sales	Income		Margin

North America	$2,772,806	$12,791	(a)	0.46%
EMEA	2,266,169	15,118	(a)	0.67%
Asia-Pacific	1,384,646	13,830	(a)	1.00%
Latin America	321,463	5,053	(a)	1.57%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(1,546)		-

Consolidated Total	$6,745,084	$45,246	(a)	0.67%

	Thirteen Weeks Ended March 29, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,290,181	$40,589		1.23%
EMEA	3,066,370	26,778		0.87%
Asia-Pacific	1,813,429	32,541		1.79%
Latin America	407,338	7,824		1.92%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(8,448)		-

Consolidated Total	$8,577,318	$99,284		1.16%

(a)  The thirteen weeks ended April 4, 2009 includes charges of $14,224 (0.21% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $6,196 in North America (0.22% of North America net sales), which included reorganization costs of $5,869 primarily related to employee termination benefits for workforce reductions, and retention costs of $327 associated with the reorganization program charged to selling, general and administrative, or SG&A, expenses; (2) net charges of $6,111 in EMEA (0.27% of EMEA net sales), which included reorganization costs of $6,000 related to employee termination benefits for workforce reductions and facility exit costs, and consulting costs of $111 associated with the reorganization program charged to SG&A expenses; and (3) reorganization costs of $1,735 in Asia-Pacific (0.13% of Asia-Pacific net sales) and $182 in Latin America (0.06% of Latin America net sales) related to employee termination benefits for workforce reductions.